Exhibit 99.1

NEWS RELEASE

Media Contact:	Linda Pazin
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Lindsay Gartner
Sempra
(877) 736-7727
investor@sempra.com

Sempra Reports 2021 Financial
and Business Results

•Increases Five-Year Capital Plan to Company-Record $36 Billion
•Raises Annualized Common Stock Dividend 12th Consecutive Year
•Announces 6-8% Long-Term EPS Growth Rate
•Reaffirms 2022 and Issues 2023 EPS Guidance Range

SAN DIEGO, Feb. 25, 2022 – Sempra (NYSE: SRE) (BMV: SRE) today announced full-year 2021 earnings of $1.25 billion, or $4.01 per diluted share, compared to full-year 2020 earnings of $3.76 billion, or $12.88 per diluted share. On an adjusted basis, the company’s full-year 2021 earnings were $2.64 billion, or $8.43 per diluted share, compared to $2.34 billion, or $8.00 per diluted share, in 2020.

“2021 was an important step in our transformation journey, capping off another year of investment focus on our U.S. utilities where rate base has nearly tripled in the last four years,” said Jeffrey W. Martin, chairman and chief executive officer of Sempra. “With the benefit of added scale, we have improved the safety and reliability of our services and visibility to future earnings growth.”

In the fourth quarter of 2021, Sempra reported earnings of $604 million, or $1.90 per diluted share, compared to $414 million, or $1.43 per diluted share, in the fourth quarter of 2020. On an adjusted basis, fourth quarter 2021 earnings were $688 million, or $2.16 per diluted share, compared to $668 million, or $2.28 per diluted share in the fourth quarter 2020.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP (generally accepted accounting principles in the United States of America) earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2021 and 2020.

	Three months ended		Years ended
	December 31,		December 31,
(Dollars, except EPS, and shares, in millions)	2021	2020	2021	2020
	(Unaudited)
GAAP Earnings	$604	$414	$1,254	$3,764
Impacts Associated with Aliso Canyon Litigation and Regulatory Matters	16	139	1,148	233
Impact from Foreign Currency and Inflation and Associated Undesignated Derivatives(1)	3	112	44	1
Net Unrealized (Gains) Losses on Commodity Derivatives(1)	(129)	3	47	(9)
Costs Associated with Early Redemptions of Debt	122	—	122	—
Net Income Tax Expense Related to the Utilization of a Deferred Income Tax Asset	72	—	72	—
(Earnings) Losses from Investment in RBS Sempra Commodities LLP	—	—	(50)	100
Gain on Sale of South American Businesses	—	—	—	(1,747)
Adjusted Earnings(2)	$688	$668	$2,637	$2,342

GAAP Diluted Weighted-Average Common Shares Outstanding	320	290	313	292
GAAP EPS	$1.90	$1.43	$4.01	$12.88

Adjusted Diluted Weighted-Average Common Shares Outstanding	320	308	313	306
Adjusted EPS(2),(3)	$2.16	$2.28	$8.43	$8.00
1)Q4-2020 and FY-2020 Adjusted Earnings and Adjusted EPS have been updated to exclude this item to conform to current year presentation.
2)See Table A for information regarding non-GAAP financial measures and descriptions of adjustments.
3)To calculate Q4-2020 Adjusted EPS, preferred dividends of $36M are added back to Adjusted Earnings because of the dilutive effect of Series A and Series B mandatory convertible preferred stock. To calculate YTD-2020 Adjusted EPS, preferred dividends of $104M are added back to Adjusted Earnings because of the dilutive effect of Series A mandatory convertible preferred stock.

U.S. Utility Growth
Over the next five years, Sempra continues to see robust opportunities to invest over $33 billion in its California and Texas utilities to improve safety, bolster reliability and support the delivery of cleaner sources of energy. Together with expected capital expenditures at Sempra Infrastructure, the company is forecasting a company-record five-year capital plan of approximately $36 billion.

These utility investments support strong projected rate base growth. Over the past four years, Sempra has grown its U.S. utility rate base from $14 billion to $41 billion and forecasts rate base to further increase to $62 billion by 2026.

Common Stock Dividend Increased for 12th Consecutive Year
Sempra’s board of directors declared a $1.145 per share quarterly dividend on the company's common stock, which is payable April 15, 2022, to common stock shareholders of record as of March 25, 2022. The declared quarterly dividend represents an increase of the company's common stock dividend to $4.58 per share, on an annualized basis, from $4.40 per share in 2021. This marks the 12th consecutive year Sempra has raised its dividend and, coupled with $1 billion of share repurchases since July 2020, highlights the company’s long track record of returning value to shareholders. The foregoing includes $500 million of share repurchases that have been completed since November 2021. There is remaining board authorization for $1.5 billion to support share repurchases in the future.

Additionally, Sempra’s board of directors declared a semi-annual dividend of $24.375 per share on the company’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C. The preferred stock dividends will be payable April 15, 2022, to preferred stock shareholders of record at the close of business on April 1, 2022.

Sempra California Prioritizes Safety and Reliability
Sempra’s California utilities, San Diego Gas & Electric Co. (SDG&E) and Southern California Gas Co. (SoCalGas), are well positioned to support California’s ambitious clean energy goals. In 2021, the utilities innovated to better serve customers, improved operational safety and reliability, and supported the modernization of their energy networks with a focus on climate resiliency.

To help strengthen grid reliability during periods of high customer demand and extreme weather conditions, SDG&E has been increasing its diverse portfolio of energy storage solutions, including mobile batteries, flow batteries and microgrids. Recently, SDG&E completed a zero-emissions microgrid pilot project using a vanadium redox flow battery – the first utility-scale battery of its kind to be connected to the California Independent System Operator market. In December 2021, the California Public Utilities Commission (CPUC) authorized SDG&E to add 40 megawatts (MW) of energy storage as part of new microgrid projects. Additionally, SDG&E was authorized earlier this month to build three new energy storage facilities to further enhance the region’s energy resilience. These three projects, expected to total 161 MW, would be able to provide enough capacity to meet the energy needs of up to 100,000 homes for up to four hours.

Yesterday, the CPUC took an important step to advance clean fuels in California by establishing a renewable gas procurement standard, reaffirming the role of renewable gas and providing a collective target for California’s investor-owned gas utilities of 17.6 billion cubic feet (Bcf) by 2025 and approximately 72.8 Bcf (12.2% of 2020 core customer demand) by 2030. SoCalGas is continuing to progress toward its previously announced goal of 20% renewable natural gas (RNG) deliveries to its core customers by 2030, delivering more than 4% RNG to core customers in 2021.

In support of California’s clean energy goals, SoCalGas recently announced a proposal to develop what would be the nation’s largest green hydrogen energy infrastructure system, the Angeles Link. As contemplated, the Angeles Link would support the integration of more renewable electricity resources and deliver green hydrogen to the Los Angeles region in an amount equivalent to up to 25% of the natural gas SoCalGas delivers today and has the potential to significantly reduce greenhouse gas emissions from electric generation, industrial processes, heavy-duty trucking and other hard-to-electrify sectors in Southern California.

Sempra Texas Continues to Experience Strong Growth
In 2021, Oncor Electric Delivery Company (Oncor) announced its five-year capital plan for 2022-2026 of $15 billion. This robust capital plan is designed to support the rapid economic growth in Texas as well as improve safety and reliability across the company’s entire electrical network. High demand for electrification in
Texas drove a company record of approximately 400 active transmission point of interconnection requests as of December 31, 2021, representing a nearly 40% year-over-year increase.

Oncor maintained strong operational momentum in 2021, constructing new projects to support growth across the state of Texas and reliability for the ERCOT market. In West Texas, Oncor completed Phase 1 and Phase 2 of its 138 kilovolt and 345 kilovolt transmission infrastructure projects, which are designed to strengthen the transmission infrastructure and improve load-serving capabilities in West Texas.

Sempra Infrastructure Advances Strategic Initiatives
Sempra Infrastructure was formed in 2021 through the consolidation of Sempra’s North American non-utility assets under a single platform intended to create scale and portfolio synergies through the investment in critical energy infrastructure. The company is organized around three core business groups: LNG and net-zero solutions, energy networks, and clean power. Sempra Infrastructure expects to finance its growth through internally generated cash flows and a strong balance sheet supported by investment grade ratings. In 2021, Sempra executed a series of transactions, including the completion of its previously announced sale of a 20% non-controlling interest in Sempra Infrastructure Partners to KKR. Following the close of the transaction, Sempra entered into a definitive agreement to sell another 10% non-controlling interest in Sempra Infrastructure Partners to a subsidiary of the Abu Dhabi Investment Authority (ADIA). Total expected proceeds for both transactions are approximately $5 billion. In combination, proceeds from the 30% sale of Sempra Infrastructure Partners highlight the value of this platform and allow Sempra to recycle capital back into its California and Texas utilities.

Concurrently in 2021, Sempra Infrastructure continued to focus on operational excellence throughout its portfolio, including the development of two world-class LNG projects, Cameron LNG Phase 2 and Vista Pacífico LNG, which have over 10 Mtpa of combined projected capacity for customers in both the Atlantic and Pacific Basins. Additionally, in the fourth quarter, Cameron LNG Phase 1 reached facility-record LNG production levels. Sempra Infrastructure also advanced major construction of ECA LNG Phase 1, an export facility in Baja California, Mexico. ECA LNG Phase 1 is on time and on budget with first LNG production expected at the end of 2024. Sempra Infrastructure also announced the commencement of operations at Phase 2 of the Energía Sierra Juárez wind farm in Tecate, Baja California, which now provides a total of 263 MW of zero-carbon electricity through the company’s cross-border power transmission line to supply the California electricity market.

Sustainable Value Creation
Sempra is advancing the energy transition through investments in decarbonization, diversification and digitalization – three key capabilities to help support a net-zero future.

“The energy needs of customers are changing,” said Martin. “That is why we have been intentional about updating our portfolio over the last several years to focus on the electrification of consumer markets, the needed expansion of energy networks and the global shift to cleaner power, all of which is generating significant growth across our utility and infrastructure businesses.”
Sempra aims to have net-zero emissions by 2050. In 2021, Sempra published a Sustainable Financing Framework, outlining its criteria for financing projects aligned with its environment, social and governance strategy and objectives.

In combination, the Sempra family of companies and Sempra Foundation invested nearly $50 million in communities in 2021, supporting diverse and underserved communities and generating economic, environmental and social benefits for over half a million people through nearly 4,000 nonprofit organizations.

Earnings Guidance
Sempra is reaffirming its full-year 2022 earnings per common share (EPS) guidance range of $8.10 to $8.70 and announcing its full-year 2023 EPS guidance range of $8.60 to $9.20. Starting from the midpoint of the 2022 EPS guidance range, Sempra expects to grow long-term EPS at a compound annual growth rate of approximately 6% to 8% through 2026.

“2021 was another exciting year of growth for our company and provides further validation of our focused T&D strategy with an emphasis on our utility platforms,” said Trevor Mihalik, executive vice president and chief financial officer of Sempra. “Our track record of exceeding our adjusted EPS guidance four of the past five years, combined with our record $36 billion five-year capital plan, supports our positive view of the earnings power of the business going forward.”

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings and adjusted EPS. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at sempra.com. For those unable to log on to the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7611333.

About Sempra
Sempra's mission is to be North America's premier energy infrastructure company. The Sempra family of companies have 20,000 talented employees who deliver energy with purpose to nearly 40 million consumers. With more than $72 billion in total assets at the end of 2021, the San Diego-based company is the owner of one of the largest energy networks in North America helping some of the world's leading economies move to cleaner sources of energy. The company is helping to advance the global energy transition through electrification and decarbonization in the markets it serves, including California, Texas, Mexico and the LNG export market. Sempra is consistently recognized as a leader in sustainable business practices and for its long-standing commitment to building a high-performing culture focused on safety, workforce development and training, and diversity and inclusion. Sempra is the only North American utility sector company included on the Dow Jones Sustainability World Index and was also named one of the "World's Most Admired Companies" for 2022 by Fortune Magazine. For additional information about Sempra, please visit Sempra's website at sempra.com and on Twitter @Sempra.
###
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed in any forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this press release, forward-looking statements can be identified by words such as “believes,” “expects,” “intends,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “under construction,” “in development,” “opportunity,” “target,” “outlook,” “maintain,” “continue,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires, including the risks that we may be found liable for damages regardless of fault and that we may not be able to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, in rates from customers or a combination thereof; decisions, investigations, regulations, issuances or revocations of permits and other authorizations, renewals of franchises, and other actions by (i) the California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, counties, cities and other jurisdictions in the U.S., Mexico and other countries in which we do business; the success of business development efforts, construction projects and acquisitions and divestitures, including risks in (i) the ability to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) the ability to realize anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent or approval of partners or other third parties, including governmental entities and regulatory bodies; the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, arbitrations, and property disputes, including those related to the natural gas leak at Southern California Gas Company’s (SoCalGas) Aliso Canyon natural gas storage facility; changes to laws, including proposed changes to the Mexican constitution that could materially limit access to the electric generation market and changes to Mexico’s trade rules that could materially limit our ability to import, export, transport and store hydrocarbons; failure of foreign governments and state-owned entities to honor their contracts and commitments; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow on favorable terms and meet our debt service obligations; the impact of energy and climate policies, legislation and rulemaking, as well as related goals set, and actions taken, by companies in our industry, including actions to reduce or eliminate reliance on natural gas generally and any deterioration of or increased uncertainty in the political or regulatory environment for California natural gas distribution companies and the risk of nonrecovery for stranded assets; the pace of the development and adoption of new technologies in the energy sector, including those designed to support governmental and private party energy and climate goals, and our ability to timely and economically incorporate them into our business; weather, natural disasters, pandemics, accidents, equipment failures, explosions, acts of terrorism, information system outages or other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires or subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance, may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid or limitations on the withdrawal of natural gas from storage facilities; the impact of the COVID-19 pandemic, including potential vaccination mandates, on capital projects, regulatory approvals and the execution of our operations; cybersecurity threats to the energy grid, storage and pipeline infrastructure, information and systems used to operate our businesses, and confidentiality of our proprietary information and personal information of our customers and employees, including ransomware attacks on our systems and the systems of third-party vendors and other parties with which we conduct business, all of which may become more pronounced in the event of geopolitical events and other uncertainties, such as the conflict in Ukraine; the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation, and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; volatility in foreign currency exchange, inflation and interest rates and commodity prices, including inflationary pressures in the U.S., and our ability to effectively hedge these risks and with respect to inflation and interest rates, the impact on SDG&E’s and SoCalGas’ cost of capital and the affordability of customer rates; changes in tax and trade policies, laws and regulations, including tariffs and revisions to international trade agreements that may increase our costs, reduce our competitiveness, or impair our ability to resolve trade disputes; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, sec.gov, and on Sempra’s website, sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
	(unaudited)
REVENUES
Utilities:
Natural gas	$2,023	$1,686	$6,333	$5,411
Electric	1,129	1,140	4,658	4,614
Energy-related businesses	692	345	1,866	1,345
Total revenues	3,844	3,171	12,857	11,370

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(705)	(343)	(1,597)	(925)
Cost of electric fuel and purchased power	(182)	(269)	(1,010)	(1,187)
Energy-related businesses cost of sales	(163)	(76)	(611)	(276)
Operation and maintenance	(1,240)	(1,174)	(4,338)	(3,940)
Aliso Canyon litigation and regulatory matters	(22)	(180)	(1,593)	(307)
Depreciation and amortization	(479)	(424)	(1,855)	(1,666)
Franchise fees and other taxes	(154)	(146)	(596)	(543)
Impairment losses	(3)	—	(3)	(1)
Gain (loss) on sale of assets	36	(3)	36	(3)
Other income (expense), net	6	115	58	(48)
Interest income	19	20	69	96
Interest expense	(422)	(263)	(1,198)	(1,081)
Income from continuing operations before income taxes and equity earnings	535	428	219	1,489
Income tax expense	(144)	(189)	(99)	(249)
Equity earnings	321	193	1,343	1,015
Income from continuing operations, net of income tax	712	432	1,463	2,255
Income from discontinued operations, net of income tax	—	—	—	1,850
Net income	712	432	1,463	4,105
(Earnings) losses attributable to noncontrolling interests	(97)	29	(145)	(172)
Preferred dividends	(11)	(47)	(63)	(168)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$604	$414	$1,254	$3,764

Basic earnings per common share (EPS):
Earnings	$1.90	$1.43	$4.03	$12.93
Weighted-average common shares outstanding	318,890	289,009	311,755	291,077

Diluted EPS:
Earnings	$1.90	$1.43	$4.01	$12.88
Weighted-average common shares outstanding	319,510	290,216	313,036	292,252

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2021 and 2020 as follows:
Three months ended December 31, 2021:
▪$(16) million from impacts associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(3) million impact from foreign currency and inflation and associated undesignated derivatives
▪$129 million net unrealized gains on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in Sempra Infrastructure Partners, LP (SI Partners) to KKR Pinnacle Investor L.P. (KKR) in October 2021

Three months ended December 31, 2020:
▪$(139) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(112) million impact from foreign currency and inflation and associated undesignated derivatives
▪$(3) million net unrealized losses on commodity derivatives

Year ended December 31, 2021:
▪$(1,148) million from impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(44) million impact from foreign currency and inflation and associated undesignated derivatives
▪$(47) million net unrealized losses on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in SI Partners to KKR in October 2021
▪$50 million equity earnings from investment in RBS Sempra Commodities LLP, which represents a reduction to an estimate of our obligations to settle pending value added tax (VAT) matters and related legal costs at our equity method investment at Parent and other

Year ended December 31, 2020:
▪$(233) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(1) million impact from foreign currency and inflation and associated undesignated derivatives
▪$9 million net unrealized gains on commodity derivatives
▪$(100) million equity losses from investment in RBS Sempra Commodities LLP, which represents an estimate of our obligations to settle pending VAT matters and related legal costs at our equity method investment at Parent and other
▪$1,747 million gain on the sale of our South American businesses

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation effects and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Three months ended December 31, 2021				Three months ended December 31, 2020
	(unaudited)
Sempra GAAP Earnings				$604				$414
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	$22	$(6)	$—	16	$180	$(41)	$—	139
Impact from foreign currency and inflation and associated undesignated derivatives	8	(4)	(1)	3	(32)	204	(60)	112
Net unrealized (gains) losses on commodity derivatives	(222)	49	44	(129)	6	(2)	(1)	3
Costs associated with early redemptions of debt	180	(51)	(7)	122	—	—	—	—
Net income tax expense related to the utilization of a deferred income tax asset	—	72	—	72	—	—	—	—
Sempra Adjusted Earnings(2)				$688				$668

Diluted EPS:
Sempra GAAP Earnings				$604				$414
Weighted-average common shares outstanding, diluted – GAAP				319,510				290,216
Sempra GAAP EPS				$1.90				$1.43

Sempra Adjusted Earnings(2)				$688				$668
Add back dividends for dilutive series A preferred stock				—				26
Add back dividends for dilutive series B preferred stock				—				10
Sempra Adjusted Earnings for Adjusted EPS				$688				$704
Weighted-average common shares outstanding, diluted – Adjusted(3)				319,510				308,105
Sempra Adjusted EPS(2)				$2.16				$2.28

(1)	Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.
(2)	Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation and associated undesignated derivatives and net unrealized (gains) losses on commodity derivatives for the three months ended December 31, 2020.
(3)	In the three months ended December 31, 2020, because the assumed conversion of the series A preferred stock and series B preferred stock are dilutive for Adjusted Earnings, 13,417 series A preferred stock shares and 4,472 series B preferred stock are added back to the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Year ended December 31, 2021				Year ended December 31, 2020
	(unaudited)
Sempra GAAP Earnings				$1,254				$3,764
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	$1,593	$(445)	$—	1,148	$307	$(74)	$—	233
Impact from foreign currency and inflation and associated undesignated derivatives	44	4	(4)	44	51	(74)	24	1
Net unrealized losses (gains) on commodity derivatives	23	(18)	42	47	(9)	2	(2)	(9)
Costs associated with early redemptions of debt	180	(51)	(7)	122	—	—	—	—
Net income tax expense related to the utilization of a deferred income tax asset	—	72	—	72	—	—	—	—
(Earnings) losses from investment in RBS Sempra Commodities LLP	(50)	—	—	(50)	100	—	—	100
Gain on sale of South American businesses	—	—	—	—	(2,899)	1,152	—	(1,747)
Sempra Adjusted Earnings(2)				$2,637				$2,342

Diluted EPS:
Sempra GAAP Earnings				$1,254				$3,764
Weighted-average common shares outstanding, diluted – GAAP				313,036				292,252
Sempra GAAP EPS				$4.01				$12.88

Sempra Adjusted Earnings(2)				$2,637				$2,342
Add back dividends for dilutive series A preferred stock				—				104
Sempra Adjusted Earnings for Adjusted EPS				$2,637				$2,446
Weighted-average common shares outstanding, diluted – Adjusted(3)				313,036				305.669
Sempra Adjusted EPS(2)				$8.43				$8.00

(1)	Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax expense for the equity earnings or an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.
(2)	Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation and associated undesignated derivatives and net unrealized losses (gains) on commodity derivatives for the year ended December 31, 2020.
(3)	In the year ended December 31, 2020, because the assumed conversion of the series A preferred stock is dilutive for Adjusted Earnings, 13,417 series A preferred stock shares are added back to the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA 2021 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2021 GAAP EPS GUIDANCE RANGE (Unaudited)

Sempra 2021 Adjusted EPS Guidance Range of $7.75 to $8.35 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$(1,148) million from impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(44) million impact from foreign currency and inflation and associated undesignated derivatives
▪$(47) million net unrealized losses on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in SI Partners to KKR in October 2021
▪$50 million equity earnings from investment in RBS Sempra Commodities LLP, which represents a reduction to an estimate of our obligations to settle pending VAT matters and related legal costs at our equity method investment at Parent and other

Sempra 2021 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation effects and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2021 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2021 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2021 Adjusted EPS Guidance Range to Sempra 2021 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2021
Sempra GAAP EPS Guidance Range(1)	$3.36	to	$3.96
Excluded items:
Impacts associated with Aliso Canyon litigation	3.64		3.64
Impact from foreign currency and inflation and associated undesignated derivatives	0.14		0.14
Net unrealized losses on commodity derivatives	0.15		0.15
Costs associated with early redemptions of debt	0.39		0.39
Net income tax expense related to the utilization of a deferred income tax asset	0.23		0.23
Earnings from investment in RBS Sempra Commodities LLP	(0.16)		(0.16)
Sempra Adjusted EPS Guidance Range	$7.75	to	$8.35
Weighted-average common shares outstanding, diluted (millions)(2)(3)			315

(1)		Sempra's prior GAAP EPS Guidance Range for full-year 2021 has been updated to reflect the impacts associated with Aliso Canyon litigation, impact from foreign currency and inflation and associated undesignated derivatives and net unrealized losses on commodity derivatives for the year ended December 31, 2021.
(2)		Weighted-average common shares outstanding reflects the conversion of the series A preferred stock that converted on January 15, 2021 and series B preferred stock that converted on July 15, 2021.
(3)		Includes the impact of the Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) exchange offer.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$559	$960
Restricted cash	19	22
Accounts receivable – trade, net	2,071	1,578
Accounts receivable – other, net	398	403
Due from unconsolidated affiliates	23	20
Income taxes receivable	79	113
Inventories	389	308
Prepaid expenses	260	215
Regulatory assets	271	190
Greenhouse gas allowances	97	553
Other current assets	209	149
Total current assets	4,375	4,511

Other assets:
Restricted cash	3	3
Due from unconsolidated affiliates	637	780
Regulatory assets	2,011	1,822
Insurance receivable for Aliso Canyon costs	360	445
Greenhouse gas allowances	422	101
Nuclear decommissioning trusts	1,012	1,019
Dedicated assets in support of certain benefit plans	567	512
Deferred income taxes	151	136
Right-of-use assets – operating leases	594	543
Investment in Oncor Holdings	12,947	12,440
Other investments	1,525	1,388
Goodwill	1,602	1,602
Other intangible assets	370	202
Wildfire fund	331	363
Other long-term assets	1,244	753
Total other assets	23,776	22,109
Property, plant and equipment, net	43,894	40,003
Total assets	$72,045	$66,623

SEMPRA ENERGY
Table B (Continued)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	December 31,
	2021	2020
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,471	$885
Accounts payable – trade	1,671	1,359
Accounts payable – other	178	154
Due to unconsolidated affiliates	—	45
Dividends and interest payable	563	551
Accrued compensation and benefits	479	446
Regulatory liabilities	359	140
Current portion of long-term debt and finance leases	106	1,540
Reserve for Aliso Canyon costs	1,980	150
Greenhouse gas obligations	97	553
Other current liabilities	1,131	1,016
Total current liabilities	10,035	6,839

Long-term debt and finance leases	21,068	21,781

Deferred credits and other liabilities:
Due to unconsolidated affiliates	287	234
Regulatory liabilities	3,402	3,372
Reserve for Aliso Canyon costs	3	301
Greenhouse gas obligations	225	—
Pension and other postretirement benefit plan obligations, net of plan assets	687	1,059
Deferred income taxes	3,477	2,871
Asset retirement obligations	3,375	3,113
Deferred credits and other	2,067	2,119
Total deferred credits and other liabilities	13,523	13,069
Equity:
Sempra Energy shareholders’ equity	25,981	23,373
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,418	1,541
Total equity	27,419	24,934
Total liabilities and equity	$72,045	$66,623

SEMPRA ENERGY
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,463	$4,105
Less: Income from discontinued operations, net of income tax	—	(1,850)
Income from continuing operations, net of income tax	1,463	2,255
Adjustments to reconcile net income to net cash provided by operating activities	855	1,042
Net change in other working capital components	994	(550)
Insurance receivable for Aliso Canyon costs	85	(106)
Distributions from investments	941	651
Reserve for Aliso Canyon costs, noncurrent	—	294
Changes in other noncurrent assets and liabilities, net	(496)	56
Net cash provided by continuing operations	3,842	3,642
Net cash used in discontinued operations	—	(1,051)
Net cash provided by operating activities	3,842	2,591

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(5,015)	(4,676)
Expenditures for investments and acquisitions	(633)	(652)
Proceeds from sale of assets	38	19
Distributions from investments	366	761
Purchases of nuclear decommissioning trust assets	(961)	(1,439)
Proceeds from sales of nuclear decommissioning trust assets	961	1,439
Advances to unconsolidated affiliates	(8)	(92)
Repayments of advances to unconsolidated affiliates	38	7
Disbursement for note receivable	(305)	—
Other	11	15
Net cash used in continuing operations	(5,508)	(4,618)
Net cash provided by discontinued operations	—	5,171
Net cash (used in) provided by investing activities	(5,508)	553

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,331)	(1,174)
Preferred dividends paid	(99)	(157)
Issuances of preferred stock, net	—	891
Issuances of common stock, net	5	11
Repurchases of common stock	(339)	(566)
Issuances of debt (maturities greater than 90 days)	3,773	6,051
Payments on debt (maturities greater than 90 days) and finance leases	(5,489)	(5,864)
Increase (decrease) in short-term debt, net	1,913	(1,759)
Advances from unconsolidated affiliates	40	64
Purchases of noncontrolling interests	(224)	(248)
Proceeds from sales of noncontrolling interests, net	3,206	26
Contributions from noncontrolling interests, net	4	1
Other	(199)	(50)
Net cash provided by (used in) continuing operations	1,260	(2,774)
Net cash provided by discontinued operations	—	401
Net cash provided by (used in) financing activities	1,260	(2,373)

Effect of exchange rate changes in continuing operations	2	—
Effect of exchange rate changes in discontinued operations	—	(3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(3)

(Decrease) increase in cash, cash equivalents and restricted cash, including discontinued operations	(404)	768
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	985	217
Cash, cash equivalents and restricted cash, including discontinued operations, December 31	$581	$985

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS
(Dollars in millions)
	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$216	$191	$819	$824
SoCalGas	198	79	(427)	504
Sempra Texas Utilities	137	121	616	579
Sempra Infrastructure	263	71	682	580
Parent and other	(210)	(48)	(436)	(563)
Discontinued operations	—	—	—	1,840
Total	$604	$414	$1,254	$3,764

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$660	$619	$2,220	$1,942
SoCalGas	567	498	1,984	1,843
Sempra Texas Utilities	415	423	566	648
Sempra Infrastructure	182	240	869	883
Parent and other	2	6	9	12
Total	$1,826	$1,786	$5,648	$5,328

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS

	Three months ended December 31,		Years ended or at December 31,
	2021	2020	2021	2020
	(unaudited)
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	105	98	360	355
Transportation (Bcf)(1)	154	161	606	612
Total deliveries (Bcf)(1)	259	259	966	967

Total gas customer meters (thousands)			7,003	6,967

SDG&E
Electric sales (millions of kWhs)(1)	2,386	3,751	11,298	14,398
Community Choice Aggregation and Direct Access (millions of kWhs)	2,104	952	5,916	3,482
Total deliveries (millions of kWhs)(1)	4,490	4,703	17,214	17,880

Total electric customer meters (thousands)			1,496	1,483

Oncor(2)
Total deliveries (millions of kWhs)	31,247	30,615	135,057	131,157
Total electric customer meters (thousands)			3,832	3,762

Ecogas
Natural gas sales (Bcf)	1	1	3	3
Natural gas customer meters (thousands)			143	136

ENERGY-RELATED BUSINESSES
Power generated and sold
Sempra Infrastructure
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	799	729	3,382	2,905
Wind and solar (millions of kWhs)(3)	586	420	2,510	1,724

(1)	Includes intercompany sales.
(2)	Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(3)	Includes 50% of the total power generated and sold at the Energía Sierra Juárez (ESJ) wind power generation facility through March 19, 2021. As of March 19, 2021, ESJ became a wholly owned, consolidated subsidiary of Sempra Infrastructure.